As filed with the U.S. Securities and Exchange Commission on December 30, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2234473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610, (610) 373-2400
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Jordan B. Savitch, Esq.
Senior Vice President and General Counsel
Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610
(610) 373-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Gerald J. Guarcini, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599
(215) 665-8500

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement as determined by the selling shareholders.

          If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Series B Preferred Stock, par value $0.01 per share	12,500	—	—	—

Common Stock, par value $0.01 per share	27,778,000	$21.88	$607,782,640	$23,885.86

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional number of shares of common stock issuable upon stock splits, stock dividends, distributions, recapitalizations or similar events with respect to the securities being registered pursuant to this registration statement.

(2)
Pursuant to Rule 457(c), the registration fee has been calculated based on the average of the high and low prices of Registrant's Common Stock on December 22, 2008 on the NASDAQ Global Select Market.

(3)
Estimated solely for the purpose of calculating the registration fee.

PROSPECTUS

PENN NATIONAL GAMING, INC.
12,500 SHARES OF SERIES B REDEEMABLE PREFERRED STOCK
27,778,000 SHARES OF COMMON STOCK

        This prospectus relates to 12,500 shares of the Series B Redeemable Preferred Stock, par value $0.01 per share (the "Series B") of Penn National Gaming, Inc. (the "Company"), and 27,778,000 shares of common stock, par value $0.01 per share (the "Common Stock") of the Company, which may be issued upon redemption of the Series B and are being registered pursuant to the Investor Rights Agreement, dated as of July 3, 2008, by and among the Company, FIF V PFD LLC, Centerbridge Capital Partners, L.P., Deutsche Bank Investment Partners, Inc. and Wachovia Investment Holdings, LLC (the "Investor Rights Agreement"). The selling shareholders identified in this prospectus purchased the Series B shares pursuant to a Stock Purchase Agreement, dated as of July 3, 2008, by and among the parties to the Investor Rights Agreement (the "Purchase Agreement").

        The selling shareholders identified in this prospectus, or their permitted pledgees, donees, transferees or other successors, may from time to time sell up to an aggregate of 12,500 shares of the Series B and up to an aggregate of 27,778,000 shares of Common Stock issued by the Company upon redemption of the Series B. The selling shareholders may offer and sell the Series B shares and the Common Stock shares in public or private transactions, or both.

        The selling shareholders may sell Series B shares and Common Stock through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the Series B shares or the Common Stock shares, or both. The prices at which the selling stockholders may sell Series B shares and shares of Common Stock will be determined by the prevailing market price for our Common Stock or through privately negotiated transactions. See "Plan of Distribution" for a more complete description of the ways in which the shares may be sold. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

        Our Common Stock trades on The NASDAQ Global Select Market under the symbol "PENN." The Series B shares are not publicly traded.

        The securities offered hereby involve a high degree of risk, including risk of loss of investment. You should consider carefully the risks described under "Risk Factors" beginning on page 4 of this prospectus.

        These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2008.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any applicable prospectus supplement is current only as of its date, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.

i

IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Although Penn National Gaming, Inc. and its subsidiaries believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the impact of market conditions or applicable legal restrictions on the Company's intention to repurchase shares of its common stock; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact (such as a smoking ban at any of our facilities) operations in the jurisdictions in which we do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; the existence of attractive acquisition candidates and development opportunities, the costs and risks involved in the pursuit of those acquisitions and development opportunities and our ability to integrate those acquisitions; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the effects of local and national economic, credit and capital market and energy conditions on the economy in general, and on the gaming and lodging industries in particular; construction factors, including delays and increased cost of labor and materials; the outcome of legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress Investment Group LLC ("Fortress") and Centerbridge Partners, L.P. ("Centerbridge"); changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the availability and cost of financing; and other factors as discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. The Company does not intend to update publicly any forward-looking statements except as required by law.

THE COMPANY

        This summary highlights information contained elsewhere and incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the description under the heading "Risk Factors" and our consolidated financial statements and the related notes and the other documents that we have filed with the SEC and incorporated by reference in this prospectus. As used herein, "fiscal" years refer to years ended December 31. In addition, unless otherwise indicated, "Penn National," "Company," "we," "us," "our," and similar terms refer to Penn National Gaming, Inc. and its subsidiaries.

Our Operations

        We are a leading, diversified, multi-jurisdictional owner and operator of gaming and pari-mutuel properties. We currently own or operate nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario. We believe that our portfolio of assets provides us with a diversified cash flow from operations.

        We have made significant acquisitions in the past, and expect to continue to pursue additional acquisition and development opportunities in the future. In 1997, we began our transition from a pari-mutuel company to a diversified gaming company with the acquisition of the Charles Town property and the introduction of video lottery terminals in West Virginia. Since 1997, we have continued to expand our gaming operations through strategic acquisitions, including the acquisitions of Hollywood Casino Corporation in March 2003, Argosy Gaming Company in October 2005, Black Gold Casino at Zia Park in April 2007, and Sanford-Orlando Kennel Club in October 2007.

        The vast majority of our revenue is gaming revenue, derived primarily from gaming on slot machines and, to a lesser extent, table games. Other revenues are derived from our management service fee from Casino Rama, our hotel, dining, retail, admissions, program sales, concessions and certain other ancillary activities, and our racing operations. Our racing revenue includes our share of pari-mutuel wagering on live races after payment of amounts returned as winning wagers, our share of wagering from import and export simulcasting, and our share of wagering from our off-track wagering facilities ("OTWs").

        We intend to continue to expand our gaming operations through the development of new properties, the implementation of a disciplined capital expenditure program at our existing properties and the continued pursuit of strategic acquisitions of gaming properties, particularly in attractive markets.

        Key performance indicators related to gaming revenue are slot handle (volume indicator), table game drop (volume indicator) and "win" or "hold" percentages. As of September 30, 2008, our typical property slot win percentage is in the range of 6% to 10% of slot handle, and our typical table game win percentage is in the range of 15% to 25% of table game drop.

        Our properties generate significant operating cash flow, since most of our revenue is cash-based from slot machines and pari-mutuel wagering. Our business is capital intensive, and we rely on cash flow from our properties to generate operating cash to repay debt, fund capital maintenance expenditures, fund new capital projects at existing properties and provide excess cash for future development and acquisitions. In addition to cash generated from our operations, we have a revolving debt facility to provide additional liquidity.

The Investment

        On June 15, 2007, we announced that we had entered into a merger agreement that, at the effective time of the transactions contemplated thereby, would have resulted in our shareholders receiving $67.00 per share. Specifically, we, PNG Acquisition Company Inc. ("Parent") and PNG

Merger Sub Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), announced that we had entered into an Agreement and Plan of Merger, dated as of June 15, 2007 (the "Merger Agreement"), that provided, among other things, for Merger Sub to be merged with and into us, as a result of which we would have continued as the surviving corporation and would have become a wholly-owned subsidiary of Parent. Parent is indirectly owned by certain funds managed by affiliates of Fortress and Centerbridge.

        On July 3, 2008, we entered into an agreement with certain affiliates of Fortress and Centerbridge, terminating the Merger Agreement. In connection with the termination of the Merger Agreement, we agreed to receive a total of $1.475 billion, consisting of a nonrefundable $225 million cash termination fee (the "Cash Termination Fee") and a $1.25 billion, zero coupon, preferred equity investment in Series B shares. Pursuant to the terms of the Purchase Agreement, the purchasers made a nonrefundable $475 million payment to us on July 3, 2008, in addition to the payment of the Cash Termination Fee. Under the terms of the Purchase Agreement, the purchasers deposited the remaining preferred equity investment purchase consideration with an escrow agent, with the funds to be released from escrow upon the issuance of the Series B. On October 30, 2008, following the receipt of required regulatory approvals and the satisfaction of certain other conditions, we closed the sale of the Series B shares, and received the remaining preferred equity investment purchase consideration of $775 million from the escrow agent.

Competition

  Gaming Operations

        The gaming industry is characterized by a high degree of competition among a large number of participants, some of which have financial and other resources that are greater than our resources. Competitive gaming activities include traditional and Native American casinos, video lottery terminals and other forms of legalized gaming in the U.S. and other jurisdictions, such as state-sponsored lotteries.

        Legalized gaming is currently permitted in various forms throughout the U.S. and in several Canadian provinces. In addition, other jurisdictions may legalize gaming in the near future and established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons will increase competition for our gaming operations and could have a material adverse impact on us.

  Racing Operations

        Our racing operations face significant competition for wagering dollars from other racetracks and OTWs, some of which also offer other forms of gaming, as well as other gaming venues such as casinos and state-sponsored lotteries. Our account wagering operations compete with other providers of such services throughout the country. We also may face competition in the future from new OTWs, new racetracks or new providers of account wagering. From time to time, states also consider legislation to permit other forms of gaming. If additional gaming opportunities become available near our racing operations, such gaming opportunities could have a material adverse effect on our business, financial condition and results of operations.

Corporate Information

        We were incorporated as a Pennsylvania corporation in 1982 as PNRC Corp. and adopted our current name in 1994, when we became a public company. Our principal executive offices are located at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 and our telephone number is (610) 373-2400. Our website is located at http://www.pngaming.com. Information on our website is not part of this prospectus.

RISK FACTORS

        An investment in our securities involves significant risks. Before investing in our securities, you should carefully consider the risk factors described below and those included in our most recent Annual Report on Form 10-K and our Current Report on Form 8-K filed on October 8, 2008, as well as risks described in cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

        If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay dividends to our shareholders, at the discretion of our Board of Directors, or pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Shareholders May Experience Dilution from the Sale of the Common Stock Offered Hereby

        As of November 1, 2008, 78,123,682 shares of Common Stock were outstanding (including 380,000 shares of restricted stock). The sale of up to an aggregate of 27,778,000 shares of Common Stock offered by this prospectus could substantially dilute an investment in our Common Stock.

There is No Prior Trading Market for the Preferred Stock

        An investment in shares of our Series B involves significant risks because there is no public market for such Series B shares and the Company cannot assure that any such market will develop in the foreseeable future. The Series B shares are scheduled to be redeemed by the Company on June 30, 2015 for cash, shares of Common Stock or a combination thereof, to be determined by the Company in its sole discretion.

USE OF PROCEEDS

        All shares of Common Stock and Series B offered by this prospectus are being registered for the account of the selling shareholders. We will not receive any of the proceeds from the sale of these shares.

 DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

        The holders of our Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Since our initial public offering of Common Stock in May 1994, we have not paid any cash dividends on our Common Stock. We intend to retain all of our earnings to finance the development of our business, and thus, do not anticipate paying cash dividends on our Common Stock for the foreseeable future. Payment of any cash dividends in the future will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operations and capital requirements, our general financial condition and general business conditions. Moreover, our existing credit facility prohibits us from authorizing, declaring or paying any dividends until our commitments under the credit facility have been terminated and all amounts outstanding thereunder have been repaid. In addition, future financing arrangements may prohibit the payment of dividends under certain conditions.

        In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share ratably in all assets remaining after the payment of all of our liabilities and subject to the liquidation preferences of any outstanding preferred stock. Our Common Stock does not carry preemptive rights, is not redeemable, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The outstanding shares of Common Stock are, and the shares offered by the selling shareholders in this offering will be, when issued and paid for, fully paid and nonassessable. Except in certain circumstances related to the possible anti-takeover effect of certain charter, bylaw and other provisions, our Common Stock is not subject to discriminatory provisions based on ownership thresholds. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of our Series A Preferred Stock, par value $.01 per share, if issued, the Series B and any series of preferred stock that we may designate and issue in the future.

Series B Redeemable Preferred Stock

        The Series B is generally non-voting, but possesses voting rights with respect to certain extraordinary events. The Series B is entitled to vote with the Common Stock on an as-converted basis with respect to any change-in-control or other significant transaction if the consideration to be paid to shareholders is less than $45 per share (which amount is subject to adjustment in certain circumstances). In addition, the approval of holders of a majority of the Series B shares is required to authorize (i) special dividends to security holders of the Company, (ii) issuance by the Company of equity securities senior to or on a parity with the Series B, (iii) stock repurchases, including but not limited to, by means of a tender offer which is funded by an asset sale outside the ordinary course (other than repurchases in the open market and repurchases by tender offer at not greater than a 20% premium) and (iv) certain amendments to the Statement with Respect to Shares for the Series B (the "Series B Terms"). The Series B has an aggregate liquidation preference equal to the aggregate purchase price of $1.25 billion paid for the Series B shares (the "Purchase Price"), subject to certain adjustments. In addition, the Series B Terms provide that the Series B participates in any dividends paid on the Common Stock. To the extent that the Company pays a special dividend, such special dividend will reduce the amount to be paid to the holders of Series B upon a liquidation or redemption. In addition, to the extent that there are any arrearages in the payment of dividends, there will be no restrictions on the Company's repurchase or redemption of the Series B shares.

        The Company is required to redeem all of the outstanding shares of Series B on June 30, 2015 unless a change-in-control transaction in which all holders of shares of the Company's Common Stock receive consideration in the transaction has occurred prior to that time. In the event of such a change-in-control transaction, the holders of Series B will receive cash and/or other consideration in such transaction (the same consideration as the common shareholders receive) with a value equal to the net present value of the Purchase Price, subject to increase or decrease in the event that the value of the consideration paid to the holders of the Company's Common Stock is greater than $67 per share or less than $45 per share, respectively, which thresholds are subject to adjustment in certain circumstances.

        The redemption price to be paid to the holders of the Series B on June 30, 2015 is equal to the Purchase Price subject to increase or decrease in the event that the average trading price of the Common Stock (measured over the 20 consecutive trading days prior to May 26, 2015) is greater than $67 per share or less than $45 per share, respectively. There is no coupon payable with respect to the Series B. The Company shall redeem all of the Series B for cash, provided the Company may elect on or prior to June 1, 2015 to pay all or part of the redemption price in shares of the Company's Common Stock.

        The holders of the Series B are subject to the Investor Rights Agreement, which, among other things, contains a voting agreement requiring certain Series B holders to vote all of their shares of Common Stock as directed by the Company and a standstill agreement restricting the activities of certain Series B holders. In addition, Series B holders who may receive 20% or more of the outstanding Common Stock upon redemption would be subject to Subchapter 25G of the Pennsylvania Business Corporation Law of 1988, as amended (the "Control Share Statute"). The Control Share Statute prohibits any person or group who acquires more than 20% of the voting power of the Company from voting any securities held by such person unless the shareholders vote to accord voting rights to such securities within 90 days of the time such threshold was exceeded. Under the Series B Terms, unless such shareholder approval is obtained, the Series B holders are required to execute and deliver a proxy in favor of an attorney-in-fact to be designated by the Board of Directors covering the number of shares of Common Stock necessary to avoid the application of the Control Share Statute

        In addition, pursuant to the Investor Rights Agreement, the Series B holders may not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any portion of any Series B shares to any person, without the prior written consent of the Company, prior to July 21, 2009. However, the Series B holders may sell, transfer, pledge, encumber, assign or otherwise dispose of their Series B shares if such transaction is made: (i) to an affiliate of any such Series B holder pursuant to an agreement on terms satisfactory to the Company; (ii) with the prior written consent of the Company's Board of Directors, pursuant to a tender or exchange offer or a merger, consolidation or reorganization of the Company; (iii) if the Company acknowledges in writing that it is unable to pay its debts, commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or making an assignment for the benefit of creditors; or (iv) if the Company consents to the entry of an order for relief against it seeking liquidation, reorganization or a creditor's arrangement of the Company.

        Under the Investor Rights Agreement, the Series B holders also have preemptive rights as long as such holders beneficially own at least two-thirds of the shares of Series B that they held as of October 30, 2008. Such beneficial ownership is indicated in the section entitled "Selling Shareholders—Series B Beneficial Ownership" on page 14 of this prospectus. This means that each time the Company offers securities, including Common Stock, stock options or convertible securities, the Company must also offer such securities, with exceptions, to eligible Series B holders. The Company must offer such securities in an amount equal to each Series B holder's proportion of the Series B redemption consideration at the same price and on substantially the same terms as the proposed offering.

Certain Anti-Takeover Provisions

  Potential Issuances of the Company's Preferred Stock

        The Company's Amended and Restated Articles of Incorporation (the "Articles") currently designate 1,000,000 shares as Preferred Stock. The Articles also authorize the Company's Board of Directors to establish, from the authorized but unissued shares, one or more series of the shares of Preferred Stock and to determine, with respect to any such series of the Company's preferred shares, the terms and rights of such series, including, for example, the designation, the number of shares, the dividend rate of the shares, the right, if any, of the Company to redeem shares, the voting power, if any, the obligation, if any, of the Company to retire shares, the terms and conditions, if any, upon which shares shall be convertible into or exchangeable for shares of stock of any other class or classes, and any other rights, preferences or limitations of the shares of such series.

        The authorized shares of the Company, including shares of Preferred Stock and Common Stock, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

  Potential Issuances of Rights to Purchase Securities

        On May 20, 1998, the Board of Directors of the Company authorized and declared a dividend distribution of one preferred stock purchase right (the "Right" or "Rights") for each outstanding share of Common Stock, payable to shareholders of record at the close of business on March 19, 1999. In addition, a Right is issued for each share of Common Stock issued after March 19, 1999 and prior to the Rights' expiration on March 18, 2009. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share (a "Preferred Stock Fraction") of the Company's Series A Preferred Stock (or another series of preferred stock with substantially similar terms), or a combination of securities and assets of equivalent value, at a purchase price of $10.00 per Preferred Stock Fraction, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated March 2, 1999, and amended on June 15, 2007, between the Company and Continental Stock Transfer and Trust Company as Rights Agent.

        The Rights are attached to the shares of Common Stock until they become exercisable. Generally, the Rights will be exercisable beginning on a specified date after a person or group acquires 15% or more of the Company's Common Stock (the "Stock Acquisition Date"), commences a tender or exchange offer that will result in such person or group acquiring 20% or more of the outstanding Common Stock or a determination that a beneficial owner's ownership of a substantial amount of the Company's Common Stock (at least 10%) is intended to pressure the Company to take action not in the long-term best interests of the Company or may have a material adverse impact ("Adverse Person") on the business or prospects of the Company. The Company is entitled to redeem the Rights at a price of $.01 per Right (payable in cash or stock) at any time until 10 days following a Stock Acquisition Date or the date on which a person is determined to be an Adverse Person. Upon the occurrence of certain events described in the Rights Agreement, each holder of Rights (other than Rights owned by a shareholder who has acquired 15% or more of the Company's outstanding Common Stock or who is determined to be an Adverse Person, which Rights become void) will have the right to receive, upon exercise, Preferred Stock Fractions (or, in certain circumstances, Common Stock, the acquiring company's common stock, cash, property or other securities of the Company) having a market value of twice the exercise price of each Right.

  Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings

        The Company's By-Laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of the Company (the "Shareholder Notice Procedure").

        Nominations for election to the Company's Board of Directors may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the Board of Directors' direction or by a shareholder who has complied with the Shareholder Notice Procedure. The Company's By-Laws require a written notice of a shareholder nomination which sets forth certain information with respect to each proposed nominee and the shareholder giving notice.

        The Shareholder Notice Procedure requires that written notice of nominations or proposals for substantive business must be received by the Company not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that if the annual meeting is called for a date that is not within 60 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed; provided, further, that nothing in the Company's By-Laws shall affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Provisions Relating to the Election of the Company's Board of Directors

        Under the Company's Articles, shareholders are entitled to only one vote for each share held in all elections for directors in order to deny shareholders the right of cumulative voting in the election of directors. In addition, under the Company's By-Laws, the Board of Directors is divided into three classes, the members of which are elected for staggered terms. Each year, the term of office of at least one class will expire.

  Pennsylvania Anti-Takeover Statutes

        Under Section 1715 of the Business Corporation Law, which is applicable to the Company, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider various constituencies, including, shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the Board of Directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The Business Corporation Law expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable the anti-takeover statutes set forth in Chapter 25 of the Business Corporation Law (described below); or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

        Chapter 25 of the Business Corporation Law contains several anti-takeover statutes applicable to publicly-traded corporations. Corporations may opt-out of such anti-takeover statutes under certain circumstances. The Company has not opted-out of any of such statutes.

        Section 2538 of Subchapter 25D of the Business Corporation Law requires certain transactions with an "interested shareholder" to be approved by a majority of disinterested shareholders. "Interested shareholder" is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.

        Subchapter 25E of the Business Corporation Law requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at "fair value." "Fair value" means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, Subchapter 25E does not apply to shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act of 1933, or to a one-step merger.

        Subchapter 25F of the Business Corporation Law generally establishes a 5-year moratorium on a "business combination" with an "interested shareholder." "Interested shareholder is defined generally to be any beneficial owner of 20% or more of the corporation's voting stock. "Business combination" is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the Board of Directors approves the proposed business combination, or approves the interested shareholder's acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.

        Subchapter 25G of the Business Corporation Law provides that "control shares" lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquiror, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. "Control shares" are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.

        Subchapter 25H of the Business Corporation Law provides in certain circumstances for the recovery by the corporation of profits realized from the sale of its stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group, and the stock was acquired during such 18-month period or within 24 months before such period. A controlling person or group is a person or group that has acquired, offered to acquire, or publicly disclosed an intention to acquire 20% or more of the voting shares of the corporation. Among other exceptions, Subchapter 25H does not apply to transactions approved by both the board of directors and the shareholders prior to the acquisition or distribution, as appropriate.

        Subchapter 25I of the Business Corporation Law mandates severance compensation for eligible employees who are terminated within 24 months after the approval of a control-share acquisition. Eligible employees generally are all employees employed in Pennsylvania for at least two years prior to the control-share approval. Severance equals the weekly compensation of the employee multiplied by the employee's years of service (up to 26 years), less payments made due to the termination.

        Subchapter 25J of the Business Corporation Law requires the continuation of certain labor contracts relating to business operations owned at the time of a control-share approval.

SELLING SHAREHOLDERS

        The following table sets forth the number of shares beneficially owned by each selling shareholder and certain other information regarding such shareholders, as of immediately after the closing of the $1.25 billion Series B Redeemable Preferred Stock transaction, which occurred on October 30, 2008. The table does not include shares of Common Stock which may be issued upon redemption of the Series B shares because no shares of Common Stock are currently beneficially owned by the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of their ownership of our securities and in connection with entering into, and subsequently terminating, the Merger Agreement, as more fully described above in the section entitled "The Company—The Investment." However, pursuant to the Investor Rights Agreement, executed in connection with the termination of the Merger Agreement, the Company appointed Wesley R. Edens as a member of our Board of Directors. Mr. Edens is the founding principal, Chief Executive Officer and Chairman of the Board of Directors of Fortress Investment Group LLC. In addition, an affiliate of DB Investment Partners, Inc. is the administrative agent and a lender under the Company's $2.725 billion new senior secured credit facility. The shares offered by this prospectus may be offered from time to time by each selling shareholder. The following table assumes that each selling shareholder will sell all of the shares being offered for their respective accounts by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling shareholders will hold the shares of our Series B or, if issued upon redemption of the shares of Series B, shares of Common Stock, before selling them and, other than the registration rights and related provisions of the Investor Rights Agreement, we currently have no agreement, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares of our Series B or, if issued upon redemption of the shares of Series B, shares of Common Stock. The information in the table below is current only as of the date of this prospectus. If any of the selling shareholders identified below transfers some or all of the shareholder's securities to a pledgee, donee, transferee or other successor-in-interest, we may be required to file a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part.

        In the following table, beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. In determining the number of shares of our Series B beneficially owned by a selling shareholder and the percentage ownership of such selling shareholder, we include any shares as to which the selling shareholder has sole or shared voting power or investment power. In addition, any shares subject to warrants, options or other convertible securities held by such selling shareholder that are immediately exercisable or exercisable within 60 days are considered outstanding and beneficially owned by a selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling shareholder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

Series B Beneficial Ownership

	Number of Shares Beneficially Owned Prior to Offering		Shares Owned After Sale of Registered Shares
		Number of Shares Registered for Sale
Selling Shareholders			Number	Percentage
FIF V PFD LLC(1)	9,750.00	9,750.00	0	0
Centerbridge Capital Partners, L.P.	2,221.32937	2,221.32937	0	0
Centerbridge Capital Partners Strategic, L.P.	78.38727	78.38727	0	0
Centerbridge Capital Partners SBS, L.P.	0.28336	0.28336	0	0
DB Investment Partners, Inc.(2)	225.00	225.00	0	0
Wachovia Investment Holdings, LLC	225.00	225.00	0	0

(1)
FIF V PFD LLC is owned by Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D), L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Coinvestment Fund A) L.P., Fortress Investment Fund V (Coinvestment Fund D) L.P., (collectively, "Fund V ADE Funds"), and Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P., Fortress Investment Fund V (Coinvestment Fund B) L.P., Fortress Investment Fund V (Coinvestment Fund C) L.P., Fortress Investment Fund V (Coinvestment Fund F) L.P., (collectively, "Fund V BCF Funds"). Fortress Fund V GP L.P. is the general partner of each of the Fund V ADE Funds, and the general partner of Fortress Fund V GP L.P. is Fortress Fund V GP Holdings Ltd., which is wholly-owned by Fortress Operating Entity II LP. FIG Corp. is the general partner of Fortress Operating Entity II LP, and is wholly-owned by Fortress Investment Group LLC ("Fortress"). Fortress Fund V GP (BCF) L.P. is the general partner of each of the Fund V BCF Funds, and the general partner of Fortress Fund V GP (BCF) L.P. is Fortress Fund V GP (BCF) Holdings Ltd., which is wholly-owned by Principal Holdings I LP. FIG Asset Co. LLC is the general partner of Principal Holdings I LP, and is wholly-owned by Fortress, of which Wesley R. Edens owns approximately 18% as of September 30, 2008. By virtue of his indirect interest in FIF V PFD, Mr. Edens may be deemed to beneficially own the shares listed in this report as beneficially owned by FIF V PFD. Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein and the inclusion of the shares in this report shall not be deemed to be an admission of beneficial ownership of all of the reported shares for purposes of Section 16 of the Exchange Act, or otherwise.

(2)
DB Investment Partners, Inc.'s principal offices are located at 60 Wall Street, New York, New York 10005. Affiliates of DB Investment Partners, Inc. provide customary investment banking and financial advisory services to the Company from time to time, including as administrative agent and a lender under the Company's $2.725 billion new senior secured credit facility.

 PLAN OF DISTRIBUTION

        The selling shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Series B shares or, if shares of Common Stock are issued upon redemption of the Series B, Common Stock shares on any stock exchange, market or trading facility on which such securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

  •
  through underwriters, brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchaser or such other persons who may be effecting such sales) for resale to the public or to institutional investors at various times;

  •
  block trades in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales;

  •
  broker-dealers may agree with the selling shareholder to sell a specified number of such securities at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may also sell securities under Rule 144 under the Securities Act of 1933 (the "Securities Act"), if available, rather than under this prospectus.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts relating to their sales of securities to exceed what is customary in the types of transactions involved.

        In connection with the sale of our securities or interests therein, but subject to certain limits on hedging arrangements set forth in the Investor Rights Agreement, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell shares of our securities short and deliver these securities to close out its short positions, or loan or pledge the shares of Series B or Common Stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

        Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act. There is presently no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

        The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Pursuant to the Investor Rights Agreement, we will pay the costs and fees of registering the Series B shares and shares of Common Stock covered by this prospectus and other reasonable documented expenses related to the registration of the Series B shares and shares of Common Stock; provided, however, that the selling shareholders will pay the fees, disbursements and commissions of any investment bank or investment banks and managers (including in any underwritten offering, the cost of all underwriting discounts and selling commissions and similar fees applicable to the sale of such securities), fees and expenses of legal counsel for any Holder and all transfer taxes, and one half of the costs and fees of any demand registration.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to our securities for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We will not receive any proceeds from the sale of the securities by the selling shareholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of Series B shares and shares of Common Stock. The prices at which the selling stockholders may sell Series B shares and shares of Common Stock will be determined by the prevailing market price for our Common Stock or through privately negotiated transactions.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.

EXPERTS

        The consolidated financial statements of Penn National Gaming, Inc. incorporated by reference in Penn National Gaming, Inc.'s Annual Report (Form 10-K) for the years ended December 31, 2007 and 2006 and the effectiveness of Penn National Gaming, Inc.'s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, and for the period ended December 31, 2005, by BDO Seidman, LLP, independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

 AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically.

        The registration statement that contains this prospectus (including the exhibits) contains additional information about us and the securities offered by this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC.

        We will provide, upon written or oral request and without charge, to each person to whom this prospectus is delivered, a copy of any or all of the documents described under the heading labeled "Incorporation by Reference" (other than exhibits to such documents), which are incorporated by reference in this prospectus. Such requests should be directed to Robert S. Ippolito, Vice President, Secretary and Treasurer, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 or (610) 373-2400.

        You should rely only upon the information contained in, or incorporated into, this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition and results of operations may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        The Company makes available free of charge on its Internet website at http://www.pngaming.com its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The information on the Company's website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the information described below and any future filings made with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, until this offering is terminated:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed pursuant to Section 13(a) of the Exchange Act;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008 filed pursuant to Section 13(a) of the Exchange Act;

  •
  our Definitive Proxy Statement on Schedule 14A and revised and additional Definitive Proxy Soliciting Materials, dated October 8, 2008, October 16, 2008, October 21, 2008 and November 4, 2008, for the Company's 2008 Annual Meeting of Shareholders filed pursuant to Section 14 of the Exchange Act;

  •
  our Current Reports on Form 8-K filed with the SEC on January 2, 2008, January 16, 2008, February 8, 2008, June 11, 2008, July 9, 2008, August 4, 2008, October 8, 2008, November 3, 2008 and November 18, 2008;

  •
  the description of our Common Stock included in our registration statement on Form 8-A as filed on May 26, 1994; and

  •
  the description of our preferred share purchase rights included in our registration statement on Form 8-A as filed on March 16, 1999.

        Each document filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered in this prospectus have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such document.

        Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The expenses to be borne by us in connection with the offering and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth below. All amounts are estimated except for the registration fee.

Registration Fee	$23,885.86
Printing Expenses	$10,000.00
Accounting Fees and Expenses	$30,000.00
Legal Fees and Expenses	$50,000.00

Total	$113,885.86

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 15.    Indemnification of Directors and Officers

        The Pennsylvania Business Corporation Law variously empowers or requires the Company, under specified circumstances, to indemnify officers, directors and other persons against expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person is a party or is threatened to be made a party.

        Article VII of the Company's Bylaws provide as follows:

  "Article VII: Indemnification of Directors, Officers and Other Authorized Representatives

  Section 7.01. Scope of Indemnification.

        (a)    General Rule.    The corporation shall indemnify an Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an Indemnified Capacity, including, without limitation, Liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

          (1)   where such indemnification is expressly prohibited by applicable law;

          (2)   where the conduct of the Indemnified Representative has been finally determined pursuant to Section 7.06 or otherwise:

              (i)  to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. §§ 518(b) and 1746(b) or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

             (ii)  to be based upon or attributable to the receipt by the Indemnified Representative from the corporation of a personal benefit to which the Indemnified Representative is not legally entitled; or

          (3)   to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 7.06 to be otherwise unlawful.

        (b)    Partial Payment.    If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such person may be subject, the corporation shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities.

        (c)    Presumption.    The termination of a Proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Indemnified Representative is not entitled to indemnification.

        (d)    Definitions.    For purposes of this Article VII:

          (1)   "Certifying Employee" means an employee of the corporation requested, as part of the corporation's disclosure controls and procedures and in connection with the performance of the employee's responsibilities in service to the corporation, to provide to the corporation a certification or certifications to be used by the corporation in connection with the preparation of its periodic reports under the Exchange Act;

          (2)   "Indemnified Capacity" means any and all past, present and future service by an Indemnified Representative in one or more capacities as a director, officer, employee or agent of the corporation, or, at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

          (3)   "Indemnified Representative" means any and all directors and officers of the corporation, Certifying Employees and any other person designated as an Indemnified Representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

          (4)   "Liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and

          (5)   "Proceeding" means any threatened, pending or completed investigation, action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the corporation, a class of its security holders or otherwise.

  Section 7.02. Proceedings Initiated by Indemnified Representatives.

        Notwithstanding any other provision of this Article VII, the corporation shall not indemnify under this Article VII an Indemnified Representative for any Liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. This section does not apply to reimbursement of expenses incurring in successfully prosecuting or defending an arbitration under Section 7.06 or otherwise successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Article VII.

  Section 7.03. Advancing Expenses.

        Except where such advance is expressly prohibited by applicable law, the corporation shall pay the expenses (including attorneys' fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding described in Section 7.01 or the initiation of or participation in which is authorized pursuant to Section 7.02 upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined pursuant to Section 7.06 that such person is not entitled to be indemnified by the corporation pursuant to this Article VII. The financial ability of an Indemnified Representative to repay an advance shall not be a prerequisite to the making of such advance.

  Section 7.04. Securing of Indemnification Obligations.

        To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the board of directors shall deem appropriate. Absent fraud, the determination of the board of directors with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to voidability.

  Section 7.05. Payment of Indemnification.

        An Indemnified Representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the corporation.

  Section 7.06. Indemnification Procedure.

        (a)    Notification of claim.    An Indemnified Representative shall use such Indemnified Representative's best efforts to notify promptly the secretary of the corporation of the commencement of any Proceeding or other occurrence of any event which might give rise to a Liability under this Article VII, but, unless the corporation has been prejudiced thereby, the failure so to notify the corporation shall not relieve the corporation of any liability which it may have to the Indemnified Representative under this Article VII or otherwise.

        (b)    Assumption of defense.    The corporation shall be entitled, upon notice to any such Indemnified Representative, to assume the defense of any Proceeding with counsel reasonably satisfactory to the Indemnified Representative, or a majority of the Indemnified Representatives involved in such Proceeding if there be more than one. If the corporation notifies the Indemnified Representative of its election to defend the Proceeding, the corporation shall have no liability for the expenses (including attorneys' fees and disbursements) of the Indemnified Representative incurred in connection with the defense of such Proceeding subsequent to such notice, unless:

          (1)   such expenses (including attorneys' fees and disbursements) have been authorized by the corporation,

          (2)   the corporation shall not in fact have employed counsel reasonably satisfactory to such Indemnified Representative or Indemnified Representatives to assume the defense of such Proceeding, or

          (3)   it shall have been determined pursuant to Section 7.06(d) that the Indemnified Representative was entitled to indemnification for such expenses under this Article VII or otherwise.

Notwithstanding the foregoing, the Indemnified Representative may elect to retain counsel at the Indemnified Representative's own cost and expense to participate in the defense of such proceeding.

        (c)    Settlement by corporation.    The corporation shall not be required to obtain the consent of the Indemnified Representative to the settlement of any Proceeding which the corporation has undertaken to defend if the corporation assumes full and sole responsibility for such settlement and the settlement grants the Indemnified Representative an unqualified release in respect of all Liabilities at issue in the proceeding. Whether or not the corporation has elected to assume the defense of any Proceeding, no Indemnified Representative shall have any right to enter into any full or partial settlement of a Proceeding without the prior written consent of the corporation (which consent shall not be unreasonably withheld), nor shall the corporation be liable for any amount paid by an Indemnified Representative pursuant to any settlement to which the corporation has not so consented.

        (d)    Arbitration.    Any dispute related to the right to indemnification, contribution or advancement of expenses as provided under this Article VII, except with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended, that the corporation has undertaken to submit to a court of adjudication, shall be decided only by arbitration in the county in which the principal executive offices of the corporation are located at the time, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association (the "AAA Rules"), before a panel of three arbitrators (the "Panel"), one of whom shall be selected by the corporation, the second of whom shall be selected by the Indemnified Representative and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, and if one of the parties fails or refuses to select an arbitrator or the arbitrators selected by the corporation and the Indemnified Representative cannot agree on the selection of the third arbitrator within 30 days after such time as the corporation and the Indemnified Representative have each been notified of the selection of the other's arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in such county. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (1) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (2) each Party shall be allowed to conduct reasonable discovery through written document requests and depositions, the nature and extent of which discovery shall be determined by the Parties; provided, however, that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the purposes of arbitration to make discovery expeditious and cost effective; (3) each Party shall be entitled to make an oral presentation to the Panel; and (4) the Panel shall select as a resolution the position of either Party for each item of disagreement and may not impose an alternative resolution. The award shall be in writing and shall specify the factual and legal basis for the award.

        (e)    Burden of Proof.    The party or parties challenging the right of an Indemnified Representative to the benefits of this Article VII shall have the burden of proof.

        (f)    Expenses.    The corporation may advance and shall reimburse an Indemnified Representative for the expenses (including attorneys' fees and disbursements) incurred in successfully prosecuting or defending such arbitration.

        (g)    Effect.    Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction, except that the corporation shall be entitled to interpose as a defense in any such judicial enforcement proceeding any prior final judicial determination adverse to the Indemnified Representative under Section 7.01(a)(2) in a Proceeding not directly involving indemnification under this Article VII. This arbitration provision shall be specifically enforceable.

  Section 7.07. Contribution.

        If the indemnification provided for in this Article VII or otherwise is unavailable for any reason in respect of any liability or portion thereof, the corporation shall contribute to the liabilities to which the

Indemnified Representative may be subject in such proportion as is appropriate to reflect the intent of this Article VII or otherwise.

  Section 7.08. Mandatory Indemnification of Directors, Officers and Indemnified Representatives.

        To the extent that an authorized representative of the corporation has been successful on the merits or otherwise in defense of any action, suit or Proceeding referred to in Section 1741 or 1742 of the Business Corporation Law or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees and disbursements) actually and reasonable incurred by such person in connection therewith.

  Section 7.09. Contract Rights; Amendment or Repeal.

        All rights under this Article VII shall be deemed a contract between the corporation and the Indemnified Representative pursuant to which the corporation and each Indemnified Representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

  Section 7.10. Scope of Article.

        The rights granted by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Article VII shall continue as to a person who has ceased to be an Indemnified Representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

  Section 7.11. Reliance on Provisions.

        Each person who shall act as an Indemnified Representative of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article VII.

  Section 7.12. Interpretation.

        The provisions of this Article VII are intended to constitute bylaws authorized by 15 Pa.C.S. §§ 518 and 1746."

Item 16.    Exhibits

Exhibit		Description of Exhibit
4.1		Statement with Respect to Shares of Series B Redeemable Preferred Stock of Penn National Gaming, Inc., dated as of July 3, 2008 (Incorporated by reference to Exhibit 4.1 to the Company's current report on Form 8-K, dated July 9, 2008).
4.2
Investor Rights Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 4.2 to the Company's current report on Form 8-K, dated July 9, 2008).
4.3
Amendment No. 2, dated as of July 2, 2008, to the Rights Agreement, dated as of March 2, 1999, as amended June 15, 2007, by and between Penn National Gaming, Inc. and Continental Stock Transfer and Trust Company (Incorporated by reference to Exhibit 4.3 to the Company's current report on Form 8-K, dated July 9, 2008).
5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of shares of Series B and Common Stock being offered hereby.
10.1
Stock Purchase Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 10.1 to the Company's current report on Form 8-K, dated July 9, 2008).
10.2
Termination and Settlement Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., PNG Acquisition Company Inc., PNG Merger Sub Inc., PNG Holdings LLC, FIG PNG Holdings LLC, Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P., CB PNG Holdings LLC, Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., DB Investment Partners, Inc., Wachovia Investment Holdings, LLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 10.2 to the Company's current report on Form 8-K, dated July 9, 2008).
23.1	*	Consent of Ernst & Young LLP.
23.2	*	Consent of BDO Seidman, LLP.
23.3	*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1 filed herewith).
24.1	*	Power of Attorney (included in signature page of this Registration Statement on Form S-3).

*
Filed herewith.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Penn National Gaming, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on this 30th day of December, 2008.

Penn National Gaming, Inc.
By:	/s/ PETER M. CARLINO Peter M. Carlino Chairman of the Board and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jordan B. Savitch and Robert S. Ippolito, and each or any one of them, his or her true and lawful Attorneys-in-Fact (the "Attorneys-in-Fact"), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said Attorneys-in-Fact, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said Attorneys-in-Fact, or any of them, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by or on behalf of the following persons in the capacities indicated on this 30th day of December, 2008.

Signatures	Titles

/s/ PETER M. CARLINO Peter M. Carlino	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ WILLIAM J. CLIFFORD William J. Clifford	Senior Vice President Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ HAROLD CRAMER Harold Cramer	Director
/s/ WESLEY R. EDENS Wesley R. Edens	Director

Signatures	Titles

/s/ DAVID A. HANDLER David A. Handler	Director
/s/ JOHN M. JACQUEMIN John M. Jacquemin	Director
/s/ ROBERT P. LEVY Robert P. Levy	Director
/s/ BARBARA Z. SHATTUCK Barbara Z. Shattuck	Director

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
4.1		Statement with Respect to Shares of Series B Redeemable Preferred Stock of Penn National Gaming, Inc., dated as of July 3, 2008 (Incorporated by reference to Exhibit 4.1 to the Company's current report on Form 8-K, dated July 9, 2008).
4.2
Investor Rights Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 4.2 to the Company's current report on Form 8-K, dated July 9, 2008).
4.3
Amendment No. 2, dated as of July 2, 2008, to the Rights Agreement, dated as of March 2, 1999, as amended June 15, 2007, by and between Penn National Gaming, Inc. and Continental Stock Transfer and Trust Company (Incorporated by reference to Exhibit 4.3 to the Company's current report on Form 8-K, dated July 9, 2008).
5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of shares of Series B and Common Stock being offered hereby.
10.1
Stock Purchase Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 10.1 to the Company's current report on Form 8-K, dated July 9, 2008).
10.2
Termination and Settlement Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., PNG Acquisition Company Inc., PNG Merger Sub Inc., PNG Holdings LLC, FIG PNG Holdings LLC, Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P., CB PNG Holdings LLC, Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., DB Investment Partners, Inc., Wachovia Investment Holdings, LLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 10.2 to the Company's current report on Form 8-K, dated July 9, 2008).
23.1	*	Consent of Ernst & Young LLP.
23.2	*	Consent of BDO Seidman, LLP.
23.3	*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1 filed herewith).
24.1	*	Power of Attorney (included in signature page of this Registration Statement on Form S-3).

*
Filed herewith.